Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of PremierWest Bancorp of our report dated September 25, 2009, relating to the statement of assets acquired and liabilities assumed by PremierWest Bank (a wholly owned subsidiary of PremierWest Bancorp) as of July 17, 2009, pursuant to the Purchase and Assumption Agreement dated February 19, 2009, included in this Current Report (Form 8-K/A).

  Registration Statement on Form S-3 (No. 333- 158315) pertaining to the issuance of Fixed Rate Cumulative Perpetual Series B Preferred Stock and warrant for common shares; and

  Registration Statements on Form S-8 (Nos. 333-96649, 333-144895) pertaining to the 2002 PremierWest Bancorp Stock Incentive Plan; and

  Registration Statement on Form S-8 (No. 333-109419) pertaining to the PremierWest Bancorp 401(K) Profit Sharing Plan; and

  Registration Statement of PremierWest Bancorp on Form S-8 (No. 333-40886) pertaining to the 1992 Combined Incentive and Non-Qualified Stock Option Plan of Bank of Southern Oregon and the United Bancorp Stock Option Plan, as amended.

Portland, Oregon
September 25, 2009